Exhibit 10.1

SEPARATION AND TRANSITION AGREEMENT

This SEPARATION AND TRANSITION AGREEMENT (together with any Exhibits hereto, this “Agreement”) is entered into by and between 2U, Inc. (“2U” or “Company”) and Catherine A. Graham (“Executive” and, together with the Company, the “Parties”) and confirms the agreement that has been reached with Executive in connection with Executive’s departure from the Company. The Company and Executive, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound, hereby agree as follows:

1.                  First Transition Term: Services, Salary and Benefits.

(a)               On August 22, 2019 (the “Notice Date”), Executive notified the Company of her intention to retire from her position as Chief Financial Officer of the Company and support in the transition of her successor. As of the earliest of: (i) the appointment of a new Chief Financial Officer of the Company (the “New CFO”) and (ii) April 1, 2020 (such earliest date, the “Resignation Date”), Executive will cease to serve as the Company’s Chief Financial Officer or as a director or other officer of the Company and its subsidiaries, but will remain an employee of the Company to the extent provided in this Agreement.

(b)               From the Notice Date through the Resignation Date (the “First Transition Term”), Executive shall continue as a full-time at-will employee of the Company and shall perform such duties and responsibilities as may be reasonably requested by the Company, including (i) the performance of her current duties and responsibilities as Chief Financial Officer of the Company, which shall include assisting the Company in preparing its quarterly and annual financial statements, and (ii) assisting the Company in the hiring or appointment of, and transition of duties to, such the New CFO (the “First Transition Term Services”). During the First Transition Term, Executive will perform the First Transition Term Services in substantially the same manner and with substantially the same effort, time commitment and level of care as Executive has historically performed duties for the Company prior to the Notice Date and, in all instances, in compliance with all applicable laws and Company policies.

(c)               During the First Transition Term, the Company shall continue to pay Executive a salary at an annual rate of $410,000.00, pro-rated for any partial period of service and less all amounts required or authorized to be withheld by law, including all applicable federal, state and local withholding taxes, payable in accordance with the Company’s standard payroll policies (the “Current Salary”). During the First Transition Term, Executive shall continue to be eligible to participate in the same medical, dental and health and welfare benefit plans that Executive participated in on the Notice Date, subject to the terms and conditions of such plans.

(d)               As soon as practicable following the date of this Agreement, and subject to the approval of the board of directors of the Company or an authorized committee thereof, Executive will be granted 20,000 restricted stock units covering shares of the Company’s common stock (the “RSUs”). Subject to Executive’s continued employment with the Company, the RSUs will vest in full on April 1, 2022. The RSUs will be subject to the terms of the Company’s Amended and Restated 2014 Equity Incentive Plan and the applicable award agreement evidencing such award.

2.                  Second Transition Term: Services, Salary and Benefits.

(a)               Effective as of the Resignation Date, Executive shall transition to a part-time employee of the Company. From the Resignation Date through April 1, 2022 (the “Second Transition Term”, and together with the First Transition Term, the “Transition Term”), Executive shall serve as a part-time, at-will employee of the Company and shall provide such advisory services to the Company as may be reasonably requested by the Company (the “Second Transition Term Services”, and together with the First Transition Term Services, the “Services”). During the Second Transition Term, Executive shall be available to perform the Second Transition Term Services up to twenty-five (25) hours per week and at such times during business hours as may be reasonably requested by the Company. Executive shall perform the Second Transition Term Services to the best of Executive’s abilities and in compliance with all applicable laws and Company policies.

(b)               During the Second Transition Term, the Company shall pay Executive a salary at an annual rate of $200,000.00, pro-rated for any partial year of service and less all amounts required or authorized to be withheld by law, including all applicable federal, state and local withholding taxes, payable in accordance with the Company’s standard payroll policies (the “Second Transition Term Salary”). In addition, if Executive timely elects continued medical, dental and/or vision coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health plans, then the Company shall pay the COBRA premiums necessary to continue Executive’s and Executive’s covered dependents’ medical, dental and/or vision insurance coverage in effect on the Resignation Date until the earliest of (i) April 1, 2022, (ii) Executive’s termination of employment (except as otherwise expressly provided in Section 5(a)(ii)(B) below), (iii) the date when Executive becomes eligible for health insurance coverage from a new employer (and Executive agrees to promptly notify the Company of such eligibility), and (iv) the date Executive ceases to be eligible for COBRA continuation coverage for any reason (the “COBRA Benefits”). Notwithstanding the foregoing, if at any time the Company determines that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company may alter the manner in which medical, dental and/or vision insurance coverage is provided to Executive after the Resignation Date to the extent it does not increase the after-tax cost or materially diminish the level of such coverage for Executive. Subject to the terms and conditions of the applicable equity incentive plan and corresponding award agreements, Executive shall continue to vest in her outstanding equity award(s), if applicable, while serving as a part-time employee of the Company.

(c)               Provided that Executive complies with the terms of this Agreement at all times and completes all applicable Services through December 31, 2019, to the satisfaction of the Company, and subject to Executive’s continued compliance with the Confidentiality and Restrictive Covenant Agreement (as defined below), Executive will be entitled to receive an annual performance bonus for 2019 (the “2019 Bonus”) in a total gross amount of not less than $113,750 (reduced by such withholdings and deductions as required by law). The 2019 Bonus will be paid in a lump sum at the same time 2019 annual bonuses are paid to other senior executives of the Company, but in no event later than March 15, 2020.

(d)               Nothing contained herein shall prohibit Executive from engaging in outside employment during the Second Transition Term; provided that, in any case, such outside employment does not materially interfere with Executive’s performance of duties hereunder and Executive continues to comply in full with her obligations under this Agreement and the Restrictive Covenant Agreement.

3.                  At-Will Employment. Executive acknowledges and agrees that Executive’s employment with the Company will terminate on April 1, 2022, unless earlier terminated in accordance with the terms of this Agreement (the actual date of Executive’s termination of employment, the “Separation Date”). Notwithstanding the foregoing, Executive’s employment with the Company will at all times remain terminable by either Executive or the Company at will and nothing in this Agreement confers upon Executive any right to continue to serve as an employee or other service provider of the Company or interferes with or restricts the rights of the Company to discharge or terminate the services of Executive at any time for any or no reason, with or without Cause (as defined below), subject to the provisions of Section 5. Any rehire, reemployment or reengagement of Executive by the Company (whether as an employee or independent contractor) after the Separation Date shall not affect all or any part or parts of this Agreement (including its exhibits).

4.                  Bonus. If Executive remains continuously employed by the Company through April 1, 2022, and provided that Executive complies with the terms of this Agreement at all times, and completes the Services to the Company during the Transition Term to the satisfaction of the Company, and subject to (i) Executive’s continued compliance with the Confidentiality and Restrictive Covenant Agreement and (ii) Executive executing the General Waiver and Release of Claims in the form attached hereto as Exhibit A (the “Release”) within five (5) days following the Separation Date and such Release becoming effective upon expiration of any applicable revocation period set forth in the attached Exhibit A (such effective date being the “Subsequent Release Effective Date”), as a material inducement for Executive to enter into this Agreement, 2U will pay to Executive a one-time bonus payment (the “Bonus”), to which Executive is not otherwise entitled, in the total gross amount of $257,800.00 (reduced by such withholdings and deductions as required by law). The Bonus will be paid in a lump sum on 2U’s first regular pay date after the Subsequent Release Effective Date.

5.                  Severance.

(a)               If the Company terminates Executive’s employment prior to April 1, 2022 for reasons other than Cause (as defined below) or Executive’s death or disability, and subject to (i) Executive’s continued compliance with the Confidentiality and Restrictive Covenant Agreement and (ii) Executive executing the Release within five (5) days following the Separation Date and such Release becoming effective on the Subsequent Release Effective Date, Executive shall be entitled to receive the following payments and benefits (collectively, the “Severance Benefit”):

(i)       The Company shall pay to Executive the sum of (x) any unpaid portion of the Current Salary and Second Transition Term Salary that would have been paid to Executive had Executive remained continuously employed by the Company through April 1, 2022, (y) the full amount of the Bonus, and (z) if such termination occurs prior to December 31, 2019, $113,750 in respect of the 2019 Bonus, which amount will be paid in a lump sum on 2U’s first regular pay date after the Subsequent Release Effective Date. The Company shall make such payment through the Company’s payroll by direct deposit into Executive’s account using the financial institution routing number and account number previously provided by Executive to Company for payroll processing;

(ii)       If such termination occurs (A) during the First Transition Term and Executive timely elects continued medical, dental and/or vision coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health plans, then the Company shall pay the COBRA premiums necessary to continue Executive’s and Executive’s covered dependents’ medical, dental and/or vision insurance coverage in effect on the Separation Date until the earliest of (x) April 1, 2022, (y) the date when Executive becomes eligible for health insurance coverage from a new employer (and Executive agrees to promptly notify the Company of such eligibility), and (z) the date Executive ceases to be eligible for COBRA continuation coverage for any reason or (B) during the Second Transition Term, Executive will continue to be eligible to receive the COBRA Benefits in accordance with Section 2(b). Notwithstanding the foregoing, if at any time the Company determines that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company may alter the manner in which medical, dental and/or vision insurance coverage is provided to Executive after the Separation Date to the extent it does not increase the after-tax cost or materially diminish the level of such coverage for Executive; and

(iii)       Immediate vesting of any outstanding unvested Company equity awards held by Executive as of the Separation Date that would have vested based solely on Executive’s continued service if Executive had continued providing services through April 1, 2022.

(b)               Upon Executive’s termination of employment for any reason, the Company shall pay to Executive (i) Executive’s earned but unpaid base salary through the Separation Date and (ii) any other amounts or benefits, if any, under the Company’s employee benefit plans, programs or arrangements to which Executive may be entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of such plans, programs or arrangements or as otherwise required by applicable law. Except as expressly set forth herein, all other rights and benefits of Executive will terminate on the Separation Date.

(c)               For purposes of this Agreement, “Cause” means any of the following: (i) Executive’s commission of an act of fraud, embezzlement or theft against the Company or its subsidiaries; (ii) Executive’s conviction of, or plea of no contest to, a felony or crime involving moral turpitude; (iii) Executive’s refusal to perform material duties as an employee of the Company, which to the extent curable, remains uncured for 30 days following Executive’s receipt of written notice thereof; (iv) Executive’s material breach of any material Company policy or any material agreement with the Company or any of its subsidiaries, including the Confidentiality and Restrictive Covenant Agreement; (v) Executive’s gross negligence, willful misconduct or any other act of willful disregard for the Company’s or any of its subsidiaries’ best interests; or (vi) Executive’s refusal to cooperate with a governmental or internal investigation of the Company or its directors, officers or employees.

6.                  General Waiver and Release of Claims.

(a)               In consideration for the execution and delivery of this Agreement, and the undertakings provided for herein, none of which is otherwise required, and as a material inducement for 2U to enter into this Agreement, Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company, its subsidiaries and affiliates, and each of their respective shareholders, partners, directors, board of managers, officers, agents, employees, insurers, parent companies, affiliates, subsidiaries, predecessors and successors, assigns, heirs, executors, administrators, attorneys, and anyone acting on any of their behalves (collectively with the Company, the “Company Releasees”) of and from any and all actions, causes of action, claims, compensation, costs, demands, damages, debts, expenses, injuries, liabilities, and losses of whatsoever nature, intentional or unintentional or negligent, suspected or unsuspected, fixed or contingent, known or unknown, foreseen or unforeseen (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company Releasees from the beginning of time through the date upon which Executive signs this Agreement, including, but not limited to, any Claims arising out of or relating to Executive’s employment with the Company and/or the termination of Executive’s employment with the Company, including, but not limited to, Claims under any of the following, each as amended, as applicable: the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; 42 U.S.C. § 1981; the Federal Civil Rights Acts of 1866, 1870, 1871, 1964, 1972, 1988, and 1991; Title VII of the Civil Rights Act of 1964; the National Labor Relations Act; the Labor Management Relations Act, 1947; to the extent permitted by applicable law, the Fair Labor Standards Act of 1938; the Equal Pay Act of 1963; the Rehabilitation Act of 1973; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Genetic Information Nondiscrimination Act; the Racketeer Influence and Corrupt Organizations Act; the Sarbanes-Oxley Act; the Executive Retirement Income Security Act; to the extent permitted by applicable law and subject to Section 19, any “whistleblower” or retaliation laws; Executive Order 11246; and Md. Code Ann., State Gov’t § 20-101 to 20-1203; qui tam claims under the False Claims Act; any and all claims arising out of the wage and hour and wage payment laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates; and any other federal, state, or local laws, including without limitation, those related to employment, separation from employment, or terms and conditions of employment. Executive represents that Executive has no complaints, charges or lawsuits pending against the Company Releasees.

(b)               The Parties expressly acknowledge and agree that the release and waiver set forth in this Section 6 of this Agreement shall exclude: (1) the rights to enforce this Agreement; (2) any right or entitlement that employees are not allowed by applicable law to waive or release; (3) any right Executive has to file, cooperate in or participate in a charge, investigation, or proceeding with any federal, state, or local administrative or government agency (such as the Equal Employment Opportunity Commission, the Securities Exchange Commission, the National Labor Relations Board, or the U.S. Department of Labor), except that Executive waives the right to any recovery, relief, or monetary award in connection with any such charge, investigation, or proceeding unless prohibited by applicable law (notwithstanding the foregoing, this release and waiver does not limit Executive’s right to receive an award for information provided to the SEC); (4) rights or remedies in connection with Executive’s ownership of equity securities of the Company; (5) claims to any benefit entitlements vested as the date Executive signs this Agreement, pursuant to written terms of any employee benefit plan of the Company or its affiliates; (6) Executive’s earned base salary that is not yet due and that is paid in arrears by the Company in the ordinary course; and (7) any claim that arises only after the date Executive signs this Agreement.

7.                  Continuing Obligations. The Company and Executive agree that the Confidential Information, Invention Assignment, Work for Hire and No Solicit/No Hire Agreement, dated as of April 30, 2012, which is attached as Exhibit B (the “Confidentiality and Restrictive Covenant Agreement”) shall remain in full force and effect after the Separation Date, and Executive agrees to comply with it at all times.

8.                  Noncompetition.  Executive shall not, directly or indirectly, engage in any “Competitive Activity” anywhere in the world during the Transition Term and for twelve (12) months thereafter.  For purposes of this Agreement, a “Competitive Activity” shall mean, in each case, directly or indirectly, (a) providing services to, or preparing to provide services to, any Competitive Company (as defined below), whether as a principal, or on Executive’s own account, or solely or jointly with others as a partner, sole proprietor, owner, joint venturer, shareholder, officer, director, member, associate, manager, agent, partner, employee, security holder, independent contractor, consultant, trustee or beneficiary of a trust, or stockholder or limited partner; (b) operating, carrying on with, engaging with, or preparing to operate, carry on with or engage with, any Competitive Company; (c) investing in, lending credit or money to, managing, operating or controlling, in any way, any person or entity that engages with any Competitive Company; (d) engaging or participating in any effort or act to pursue any of the activities described in clauses (a), (b) or (c) with a person or entity; or (e) otherwise lending or allowing skill, knowledge or experience to be used for the activities described in clauses (a), (b), (c) or (d). For purposes of this Agreement, “Competitive Company” shall mean Noodle, Coursera, Chegg, Pearson, WeWork, Wiley, and Udemy, and any of their respective affiliates.

9.                  Nonsolicitation.

(a)               During the Transition Term and for twelve (12) months thereafter, Executive shall not directly or indirectly: (i) recruit, attempt to recruit, solicit, attempt to solicit, induce, attempt to induce, or cause any employee of the Company to terminate his or her employment with the Company or (ii) hire, attempt to hire, engage, or attempt to engage (in any capacity) any employee of the Company or individual who was employed by the Company during the six (6) months prior to the date of such solicitation; provided that nothing in this Section 9(a) prohibits Executive from engaging in general solicitations not targeting any such employee.

(b)               During the Transition Term and for twelve (12) months thereafter, Executive shall not directly or indirectly solicit, contact, or attempt to solicit or contact, or meet with, the Company’s current, former and/or prospective clients for purposes of offering services similar to or competitive with those offered by the Company.

10.              2U Property.

(a)              On the Separation Date or such earlier date as requested by the Company, Executive shall return all 2U property, including electronically stored information, in Executive’s possession or control to the SVP of Human Resources. This includes, but is not necessarily limited to, computer hardware and software, corporate credit cards, manuals, customer information, business information (including, without limitation, all contracts, proposals, agreements, term sheets, etc. and including unexecuted versions and drafts thereof), any and all confidential and proprietary information, keys and security passes. Executive also expressly and specifically agrees and authorizes 2U to deduct from any compensation otherwise due to Executive any amounts for obligations owed by Executive for unpaid corporate credit card balances, costs of unreturned company property such as computers and keys, and other debts and obligations to 2U.

(b)             Executive represents and warrants that she has provided to 2U a list of all online accounts existing or used (in whole or in part) for 2U business purposes (e.g., Tumblr, Dropbox, etc.) (the “2U Accounts”) and, has provided 2U all necessary login information to enable 2U to access such 2U Accounts, and agrees that all right, title and interest to such 2U Accounts shall be deemed transferred to 2U as of the Separation Date. Further, Executive hereby authorizes 2U to take all actions necessary to transfer ownership of such 2U Accounts to 2U in accordance with this Section 10(b). In addition, Executive hereby permits 2U to access any account other than a 2U Account to verify that no 2U information is located therein and/or, as applicable, to remove all 2U information and content therefrom.

11.            Non-Disparagement by the Executive. As a material inducement to the Company to enter into this Agreement, Executive agrees not to make any disparaging or derogatory statements, in any manner or form, to any person or entity about the Company, its employees (including without limitation its CEO, Christopher J. Paucek), agents, directors, officers, subsidiaries, affiliates or University partners including, without limitation, the making of any disparaging or derogatory statements to any current or former employee of the Company, to any contractor or vendor of the Company, to any current or prospective university partner(s) of the Company, to any applicant for employment with the Company, and to any member of the print or broadcast media (“print” and “broadcast” to be interpreted with the broadest possible definitions, including online), and/or to otherwise attempt to injure or interfere with the Company’s business. Nothing in this paragraph (or otherwise in this Agreement) is intended or shall be construed to suggest or imply that Executive cannot provide truthful information in response to a government investigation, a court and/or administrative agency-issued subpoena, or other valid legal process.

12.            Cooperation. During and after the Transition Term, Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company or any of its affiliates, that relate to events occurring during the Executive’s employment with the Company as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that the Company agrees to reimburse Executive for out-of-pocket expenses reasonably incurred in connection with any such cooperation, and provided that any such cooperation shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

13.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. The Parties to this Agreement consent to the exclusive jurisdiction and venue of the state and federal courts of Maryland with respect to any action relating to a claim, dispute or controversy arising out of or in connection with this Agreement, any breach of this Agreement, any interpretation of, or the enforceability of this Agreement.  In the event of a dispute concerning this Agreement, the Parties agree to waive their right to trial by jury.

14.            Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by certified mail, return receipt requested (or other verifiable delivery, such as FedEx), if to 2U: Erin Anderson, SVP of Human Resources, 2U, Inc., 7900 Harkins Road, Lanham, MD 20706; and if to Executive, at the most recent address for Executive in the Company’s personnel files; provided that either Party may designate a different notice address by notice provided in accordance with this Section.

15.             Legally Authorized. Each Party represents that it is competent to enter into this Agreement and has the requisite authority to enter into this Agreement. No Party has agreed or promised to do or omit to do any act or thing not herein set forth, and the Parties further understand that a purpose of this Agreement is to compromise and terminate all Claims of whatever nature, known or unknown, held by Executive.

16.            Joint Preparation. This Agreement shall be deemed to have been prepared jointly by the Parties. Any uncertainty or ambiguity existing herein shall not be interpreted against any Party.

17.            Non-Admission; Complete Defense to All Claims. Neither this Agreement, nor the consideration set forth herein, shall in any way be deemed or construed to be an admission by 2U of any act, failure to act, wrongful conduct or liability with respect to Executive, and 2U disclaims any liability to Executive. Executive acknowledges and agrees that this Agreement may be pleaded as a full and complete defense to, and may be used as the basis for an injunction or bar against, any action, suit, or other proceeding which Executive may institute, prosecute, or maintain with respect to any matter, occurrence, or thing covered by this Agreement.

18.             Section 409A. The intent of the Parties is that the payments provided hereunder comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Notwithstanding anything in this Agreement to the contrary, (a) any compensation or benefits payable under this Agreement upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”), (b) Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments under Section 409A and (c) if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable period, all payments deferred pursuant to clause (c) of the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

19.              Whistleblower Protections; Trade Secrets. Nothing in this Agreement, the Confidentiality and Restrictive Covenant Agreement or any other prior agreement between Executive and the Company (together, the “Subject Documents”) prevents Executive from reporting possible violations of law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in any Subject Document: (a) Executive shall not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

20.              Withholding. The Company may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes or deductions that the Company reasonably determines are required to be withheld pursuant to any applicable law or regulation.

21.              Older Workers Benefit Protection Act. The Parties intend for this Agreement to comply with Section 201 of the Older Workers Benefit Protection Act of 1990. Accordingly, Executive acknowledges and represents as follows:

(a)               Executive has read and understands this Agreement and all of its terms, conditions, requirements and obligations; and

(b)               By executing this Agreement, Executive does not waive rights or Claims that may arise after the date this Agreement is executed; and

(c)               Prior to executing this Agreement, the Company has advised Executive in writing to consult with an attorney of Executive’s choosing in connection with this Agreement, Executive has had the opportunity to consult with an attorney of Executive’s choosing in connection with this Agreement, and Executive is fully satisfied that Executive understands it completely; and

(d)               Executive waives such Claims as Executive may have under the Age Discrimination in Employment Act (“ADEA”) knowingly and voluntarily in exchange for consideration of value to which Executive is not otherwise entitled; and

(e)               Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law; and

(f)                Executive has had or has been offered a period of at least twenty-one (21) days within which to consider this Agreement and that the time period to review this Agreement will not be extended upon any material or immaterial changes to this Agreement; and

(g)               Executive will have seven (7) calendar days from the date on which Executive signs this Agreement to revoke Executive’s consent to the terms of this Agreement. Such revocation must be in writing and must be addressed and sent via facsimile or electronic mail as follows: Erin Anderson, SVP, Human Resources, Fax: 240-667-7844, Email: eanderson@2u.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. Provided that Executive does not revoke this Agreement, this Agreement shall become effective on the eighth calendar day after the date on which Executive signs this Agreement; and

(h)               In the event that Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

22.              Miscellaneous.

(a)               This Agreement sets forth the entire agreement of the Parties in respect of the subject matter hereof and, except as explicitly stated herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by either Party or any officer, employee or representative of either Party hereto with respect to such subject matter, other than as set forth in Section 7 above. This Agreement shall not be modified or amended except by written agreement of Executive and the Company.

(b)               This Agreement is personal to Executive and Executive may not assign Executive’s obligations or rights under it. This Agreement will inure to the benefit of the Company Releasees.

(c)               No waiver of any one or more of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any succeeding breach of any of such terms, conditions or obligations or of any of the other terms, conditions or obligations of this Agreement. No failure or delay by either Party at any time to enforce one or more of the terms, conditions or obligations of this Agreement shall constitute a waiver of such terms, conditions or obligations or shall preclude such Party from requiring performance by the other Party at any time.

(d)               The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(e)               This Agreement may be executed in one or more counterparts, including emailed, .pdf-ed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)                Executive agrees that the Company would suffer irreparable harm if Executive were to breach, or threaten to breach, any provision of this Agreement and that the Company would by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond or other security, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from breaching this Agreement. This section shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

(g)               In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid, illegal or unenforceable shall not in any way affect or impair the validity, legality or enforceability of this Agreement in any other jurisdiction.

(h)               Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company under applicable law then in effect.

[Signature Page Follows]

PLEASE READ THIS AGREEMENT VERY CAREFULLY. THIS AGREEMENT INCLUDES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE INVOLVING EMPLOYMENT DISCRIMINATION, AND CAN EFFECTIVELY BE USED TO BAR FUTURE LEGAL ACTION AGAINST 2U AND OTHER INDIVIDUALS AND ENTITIES BY EMPLOYEE FOR CLAIMS ARISING PRIOR TO THE EXECUTION OF THIS AGREEMENT. YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT

IN WITNESSS WHEREOF, intending to be legally bound, the Parties have executed this Agreement on the dates indicated below.

Catherine A. Graham	2U, Inc.

/s/ Catherine A. Graham	/s/ Christopher J. Paucek
Executive Signature	Company Signature

October 17, 2019	Christopher J. Paucek
Date	Name (Printed)

Chief Executive Officer
Title

October 18, 2019
Date

Exhibit A

GENERAL WAIVER AND RELEASE OF CLAIMS

Catherine A. Graham (“Executive”), as of the date set forth below, hereby enters into this GENERAL WAIVER AND RELEASE OF CLAIMS (this “Release”). Capitalized terms used but not defined in this Release shall have the meanings set forth in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, 2U, Inc. (“2U” or “Company”) and Executive are parties to a Separation and Transition Agreement (the “Agreement”);

WHEREAS, in accordance with the Agreement, Executive’s employment with the Company terminated on the Separation Date (as defined in the Agreement); and

WHEREAS, per the Agreement, Executive agreed that Executive signing, and the effectiveness of, this Release was a condition precedent to Executive’s receiving the Severance Benefit.

NOW, THEREFORE, Executive agrees as follows:

1.                  General Waiver and Release of Claims. Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company Releasees of and from any and all Claims which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company Releasees from the beginning of time through the date upon which Executive signs this Release, including, but not limited to, any Claims arising out of or relating to Executive’s employment with the Company and/or the termination of Executive’s employment with the Company, including, but not limited to, Claims under any of the following, each as amended, as applicable: the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; 42 U.S.C. § 1981; the Federal Civil Rights Acts of 1866, 1870, 1871, 1964, 1972, 1988, and 1991; Title VII of the Civil Rights Act of 1964; the National Labor Relations Act; the Labor Management Relations Act, 1947; to the extent permitted by applicable law, the Fair Labor Standards Act of 1938; the Equal Pay Act of 1963; the Rehabilitation Act of 1973; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Genetic Information Nondiscrimination Act; the Racketeer Influence and Corrupt Organizations Act; the Sarbanes-Oxley Act; the Executive Retirement Income Security Act; to the extent permitted by applicable law, any “whistleblower” or retaliation laws, provided that nothing in this Release prevents Executive from reporting possible violations of law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies); Executive Order 11246; and Md. Code Ann., State Gov’t § 20-101 to 20-1203; qui tam claims under the False Claims Act; any and all claims arising out of the wage and hour and wage payment laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates; and any other federal, state, or local laws, including without limitation, those related to employment, separation from employment, or terms and conditions of employment. Executive represents that Executive has no complaints, charges or lawsuits pending against the Company Releasees. The Parties expressly acknowledge and agree that this release and waiver shall exclude: (1) the rights to enforce this Release; (2) any right or entitlement that employees are not allowed by applicable law to waive or release; (3) any right Executive has to file, cooperate in or participate in a charge, investigation, or proceeding with any federal, state, or local administrative or government agency (such as the Equal Employment Opportunity Commission, the Securities Exchange Commission, the National Labor Relations Board, or the U.S. Department of Labor), except that Executive waives the right to any recovery, relief, or monetary award in connection with any such charge, investigation, or proceeding unless prohibited by applicable law (notwithstanding the foregoing, this release and waiver does not limit Executive’s right to receive an award for information provided to the SEC); (4) rights or remedies in connection with Executive’s ownership of equity securities of the Company; (5) claims to any benefit entitlements vested as of the Separation Date, pursuant to written terms of any employee benefit plan of the Company or its affiliates; (6) Executive’s earned base salary that is not yet due and that is paid in arrears by the Company in the ordinary course; and (7) any claim that arises only after the date Executive signs this Release. Executive represents that Executive has no complaints, charges or lawsuits pending against the Company Releasees.

2.                 Older Works Benefit Protection Act. The Parties intend for this Release to comply with Section 201 of the Older Workers Benefit Protection Act of 1990. Accordingly, Executive acknowledges and represents as follows:

(a)       Executive has read and understands this Release and all of its terms, conditions, requirements and obligations; and

(b)       By executing this Release, Executive does not waive rights or Claims that may arise after the date this Release is executed; and

(c)       Prior to executing this Release, the Company has advised Executive in writing to consult with an attorney of Executive’s choosing in connection with this Release, Executive has had the opportunity to consult with an attorney of Executive’s choosing in connection with this Release, and Executive is fully satisfied that Executive understands it completely; and

(d)       Executive waives such Claims as Executive may have under the Age Discrimination in Employment Act (“ADEA”) knowingly and voluntarily in exchange for consideration of value to which Executive is not otherwise entitled; and

(e)       Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law; and

(f)       Executive has had or has been offered a period of at least twenty-one (21) days within which to consider this Release and that the time period to review this Release will not be extended upon any material or immaterial changes to this Release; and

(g)       Executive will have seven (7) calendar days from the date on which Executive signs this Release to revoke Executive’s consent to the terms of this Release. Such revocation must be in writing and must be addressed and sent via facsimile or electronic mail as follows: Erin Anderson, SVP, Human Resources, Fax: 240-667-7844, Email: eanderson@2u.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. Provided that Executive does not revoke this Release, this Release shall become effective on the eighth calendar day after the date on which Executive signs this Release; and

(h)       In the event that Executive signs this Release and returns it to the Company in less than the 21 day period identified above, Executive acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Release.

3.                  Assignment. This Release is personal to Executive and Executive may not assign Executive’s obligations under it. This Release will inure to the benefit of the Company Releasees.

4.                  Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Maryland without regard to the application of any choice-of-law rules that would result in the application of another state's laws.

[Signature page follows]

IN WITNESS WHEREOF, intending to be legally bound, Executive has executed this Release on the below-written date.

EXECUTIVE

Catherine A. Graham	DATE

Exhibit B

CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, WORK FOR HIRE AND NO SOLICIT/NO HIRE AGREEMENT

This Confidential Information, Invention Assignment, Work For Hire and No Solicit/No Hire Agreement ("Agreement") is made as of April 30, 2012 (the "Effective Date") by and between 2tor, Inc., with its primary corporate office located at 8201 Corporate Drive, Suite 900, Landover, MD 20785 ("2tor'), and Catherine Graham ("Employee").

RECITAL

2tor and Employee are engaged or shall become engaged in a business relationship whereby Employee shall, in the course of fulfilling Employee's duties to 2tor, be exposed to and/or acquire and/or create certain confidential and/or proprietary information (as defined and described below) of 2tor; and

Employee desires to promise, and 2tor desires to have Employee make certain promises, upon the terms and subject to the conditions set forth herein; and

Employee acknowledges and agrees that 2tor would not employ or continue to employ Employee without Employee's execution of this Agreement and without Employee's agreement to, among other things, protect 2tor's confidential and/or proprietary information (as defined below) and to assign all inventions, developments and all other materials created by Employee while employed by 2tor to 2tor;

NOW, THEREFORE, incorporating the above recital as though set forth below, intending to be legally bound hereby, and in exchange for good and valuable consideration, the parties agree as follows:

1.                  Engagement.

To the extent that the terms of 2tor's employment of Employee are set forth in any separate employment agreement(s), this Agreement is hereby deemed incorporated therein. Notwithstanding, should any term of any separate agreement between 2tor and Employee, including any employment agreement, and this Agreement conflict, the terms of this Agreement shall apply.

2.                  Confidential Information.

(a)                Company Information. Employee agrees at all times during Employee's employment with 2tor and thereafter, to hold in strictest confidence, and not to use, except for the benefit of 2tor, or to disclose to any person or entity without written authorization of 2tor's Chief Executive Officer, Chief Financial Officer or Chief Operating Officer, any Confidential Information of 2tor. "Confidential Information" shall mean any and all information. data or knowledge disclosed by 2tor to Employee or learned by Employee about 2tor in connection with Employee's employment with 2tor, or created or developed (in whole or in part) by Employee during Employee's employment with 2tor, whether written or oral, and if written, however produced or reproduced, whether or not marked or specifically designated as confidential or proprietary, which is confidential or proprietary information of 2tor, treated as confidential or proprietary by 2tor, or not generally known by non-2tor personnel. Confidential Information shall include, but not be limited to, client/customer lists (including but not limited to 2tor or USC student lists), prospective client/customer lists (including but not limited to 2tor or USC prospective student lists), actual or prospective student personal information collected by 2tor and/or by USC, business plans, technical data, business and industry research, techniques, trademarks, copyrights, processes, data compilations, concepts, "'know-how," finances and financial data, marketing and development techniques, plans and materials, projections, operations, trade secrets, competitive advantages, legal and personnel practices and any other non-public information that, if used or disclosed to others by Employee, would cause competitive or other injury to 2tor. Confidential Information shall also include any information which 2tor obtains from any third party (including but not limited to USC) that Employee knows or should know constitutes such third party's confidential information. Confidential Information shall not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of the Employee or of others who were under confidentiality obligations as to the item or items involved.

3.                Inventions and Work for Hire.

(a)              Inventions Retained and Licensed. Employee has attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to the date hereof (collectively referred to as "Prior Inventions''), which belong to Employee, which relate to 2tor's proposed business, products, programs or research and development, and which Employee does not assign to 2tor hereunder, or, if no such list is attached, Employee represents that there are no such Prior Inventions. If Employee incorporates into a 2tor product, process, method or service a Prior Invention owned by Employee or in which Employee has an interest, Employee hereby grants to 2tor and 2tor shall have a nonexclusive, royalty-free, irrevocable, perpetual and worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process, method or service.

(b)              Assignment of Inventions. Employee will promptly make full written disclosure to 2tor, will hold in trust for the sole right and benefit of 2tor, and hereby assigns to 2tor (and its successors and assigns), all of Employee's right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of Employee's employment with 2tor (collectively referred to as "Inventions"), except as provided in Section 3(f) below. Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of Employee's employment with 2tor and which are protectible by copyright are ''works made for hire," as that term is defined in the United States Copyright Act. Employee understands and agrees that the decision whether or not to commercialize or market any invention developed by Employee solely or jointly with others is within 2tor's sole discretion and for 2tor's sole benefit and that no royalty will be due to Employee as a result of 2tor's efforts to commercialize or market any such invention. Employee waives and quitclaims to 2tor any and all claims of any nature whatsoever that Employee now has or hereafter may have for infringement of any patent application, patent, or other intellectual property right relating to any Inventions.

(c)              Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of Employee's employment with 2tor. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by 2tor. The records will be available to and remain the sole property of 2tor at all times.

(d)              Patent and Copyright Registrations. Employee agrees to assist 2tor, or its designee, at 2tor's expense, in every proper way to secure 2tor's rights in the Inventions and any copyrights, patents, or other intellectual property rights relating thereto in any and all countries, including the disclosure to 2tor of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which 2tor shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to 2tor, its successors and assigns, the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, or other intellectual property rights relating thereto. Employee further agrees that the obligation to execute or cause to be executed, when it is in Employee's power to do so, any such instrument or papers shall continue after the termination, expiration or completion of Employee's employment with 2tor for any reason. If 2tor is unable because of Employee's mental or physical incapacity or for any other reason to secure Employee's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to 2tor as above, then Employee hereby irrevocably designates and appoints 2tor and its duly authorized officers and agents as Employee's agent and attorney in fact, to act for and in Employee's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

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(e)              Other Assignment. To the extent that any such writings or works of authorship by Employee are not, by operation of law or otherwise, deemed works made for hire, Employee irrevocably assigns to 2tor the ownership of, and all rights (including but not limited to copyright) in, such items, and 2tor shall have the right to obtain and hold in its own name all rights of copyrights, copyright registrations and similar protections that may be available with respect to any such writings or works.

(f)              Exception to Assignments. Employee understands that the provision of this Agreement requiring assignment of Inventions to 2tor does not apply to Inventions that the Employee developed or develops entirely on the Employee's own time without using 2tor's equipment, supplies, facility or confidential or trade secret information unless those same Inventions relate to 2tor's business or actual or demonstrably anticipated research or development, or result from any work performed by the Employee for 2tor.

4.               No Solicitation/No Hire of Employees. During Employee's employment and for a period of one (1) year thereafter, Employee shall not directly or indirectly solicit, induce or encourage any 2tor employee, who is employed on the date of termination of Employee's employment or during the three (3) month period immediately prior to Employee's termination of employment, to leave the employ of 2tor, or to seek, obtain or accept employment with any person or entity other than 2tor. During Employee's employment and for a period of one (1) year thereafter, Employee shall not directly or indirectly hire, employ, or cause to be employed, any 2tor employee, who is employed on the date of termination of Employee's employment or during the three (3) month period immediately prior to Employee's termination of employment.

5.               Returning Company Documents. Employee agrees that immediately upon the termination of Employee's employment with 2tor, for any reason, Employee will deliver to 2tor (and will not keep in Employee's possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists (specifically including but not limited to 2tor and/or USC customer lists), correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee or otherwise belonging to 2tor, its successors, subsidiaries, parent or assigns, including, without limitation, those records maintained pursuant to paragraph 3(c). In the event of the termination of the Employee's engagement for any reason, Employee agrees to sign and deliver to 2tor, the "Termination Certification" attached hereto as Exhibit B.

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6.               Representations. Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Employee represents that Employee's performance of and under all the terms of this Agreement will not breach any other agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee's engagement with 2tor. Employee has not entered into, and Employee agrees not to enter into, any oral or written agreement in conflict herewith.

7.               Voluntary Nature of Agreement. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY 2TOR OR ANYONE ELSE. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND THAT EMPLOYEE HAS ASKED ANY QUESTIONS NEEDED TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT. FINALLY, EMPLOYEE AGREES TO HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF EMPLOYEE'S CHOICE BEFORE SIGNING THIS AGREEMENT.

8.                General Provisions.

(a)              Governing Law; Consent to Jurisdiction. This Agreement and any claim or dispute arising out of or related to this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, will be governed by and construed in accordance with the laws in effect in the State of New York, without giving effect to its conflicts of law principles. Each party irrevocably consents and agrees that any legal action, suit or proceeding against either of them arising out of, relating to or in connection with this Agreement or disputes relating hereto (whether for breach of contract, tortuous conduct or otherwise) will be brought only in the state or federal courts residing in the State of New York, New York County, and hereby irrevocably accepts and submits to the exclusive jurisdiction of the aforesaid courts, with respect to any such action, suit or proceeding.

(b)             Entire Agreement. This Agreement sets forth the entire agreement and understanding between 2tor and Employee relating to the subject matter herein and supersedes all prior discussions between Employee and 2tor. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged Any subsequent change or changes in Employee's duties, obligations or compensation will not affect the validity or scope of this Agreement.

(c)             Severability. If one or more of the provisions in this Agreement are deemed void by law; then the remaining provisions will continue in full force and effect.

(d)             Successors and Assigns. This Agreement will be binding upon Employee's heirs, executors, administrators, successors, assigns and other legal representatives and will be for the benefit of 2tor, and any of its successors, subsidiaries, parent{s) and assigns.

9.              Specific Relief. The Parties agree that the restrictions outlined in Sections 2, 3, 4 and 5 are reasonable and necessary protections of the immediate interests of 2tor and that 2tor would not have entered into this Agreement without Employee's agreement thereto. In addition to such other rights and remedies as 2tor may have at equity or in law with respect to any breach of this Agreement, if the Employee commits a material breach of any of the provisions of Sections 2, 3, 4 and 5, 2tor shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to 2tor and that money damages will not provide an adequate remedy to 2tor. In the event that, notwithstanding the foregoing, a restriction or any portion thereof, contained in Section 2, 3, 4 or 5 is deemed to be unreasonable by a court of competent jurisdiction or other appropriate reviewing body, the Employee and 2tor agree that it will not violate the intent of the parties if such court (or other reviewing body) modifies the restriction(s), or portion thereof, in order to make it reasonable and shall be enforceable accordingly.

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10.              Survival. The provisions of this Agreement shall survive the termination of Employee's employment, regardless of the reason for termination.

AGREED AND ACCEPTED:

2tor, Inc.

By:	/s/ Chiara Arch
Name:	Chiara Arch
Title:	Human Resources

Employee

/s/ Catherine Graham		Date:	April 30, 2012
Signature

Catherine Graham
Print Name

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Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

☒ No inventions or improvements

☐ Additional sheet attached

Signature of Employee:	/s/ Catherine Graham
Print Name of Employee:	Catherine Graham
Date:	April 30, 2012

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